                                                                      EXHIBIT 12

                      LEXINGTON CORPORATE PROPERTIES TRUST
      RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

                        FOR THE YEAR ENDED DECEMBER 31,
                                    ($000'S)

                                                2003      2002      2001      2000      1999
                                               -------   -------   -------   -------   -------
Earnings
Income from continuing operations............  $30,847   $28,504   $17,286   $21,328   $20,682
Interest expense.............................   42,084    33,506    32,906    28,936    28,390
Amortization expense - debt cost.............    1,594     1,210     1,394     1,054       958
Equity in earnings from joint ventures.......   (5,391)   (4,561)   (3,502)   (1,428)      (61)
Cash received from joint ventures............    7,823     5,660     4,110       810        --
                                               -------   -------   -------   -------   -------
Total........................................  $76,957   $64,319   $52,194   $50,700   $49,969
                                               =======   =======   =======   =======   =======
Fixed Charges
Interest expense.............................  $42,084   $33,506   $32,906   $28,936   $28,390
Capitalized interest expense.................      142        24       168       241        --
Preferred stock dividend.....................    3,392       693     2,709     2,562     2,520
Amortization expense - debt cost.............    1,594     1,210     1,394     1,054       958
                                               -------   -------   -------   -------   -------
Total........................................  $47,212   $35,433   $37,177   $32,793   $31,868
                                               =======   =======   =======   =======   =======
Ratio........................................     1.63      1.82      1.40      1.55      1.57
                                               =======   =======   =======   =======   =======